                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is made and entered into effective as of January 22, 1999, by and between Khoa D. Nguyen (the "Executive") and VideoServer, Inc., a Delaware corporation (the "Company").

WHEREAS, the Executive is and has been employed by the Company and is currently the Company's President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to provide additional financial security and benefits to the Executive and to encourage the Executive to continue his employment with the Company;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


1.  DUTIES AND SCOPE OF EMPLOYMENT.

   1.1 POSITION. The Company shall employ the Executive in the position of President and Chief Executive Officer, as such position has been defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board shall have the right, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board in its discretion may deem necessary or appropriate, subject to the other provisions of this Agreement. The Executive shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during his employment. During the term of the Executive's employment with the Company, the Executive shall continue to devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Executive shall use his best efforts to further the business of the Company and its affiliated entities. The foregoing shall not prevent the Executive from a reasonable amount of service on the boards of directors of any entities, subject to the terms of any noncompetition obligations he may have to the Company from time to time, nor from engaging in academic, religious, charitable or other community or non-profit activities that do not impair his ability to fulfill his duties and responsibilities under this Agreement.

   1.2. BASE COMPENSATION. The Company shall pay the Executive as compensation for his services a base salary at the annualized rate to be established by the Board of Directors. Such salary shall be paid periodically in accordance with normal Company payroll practices. The annualized compensation specified in this
Section 1.2, as such compensation may be increased or (subject to the other provisions of this Agreement) decreased by the Board or the Compensation Committee of the Board, is referred to in this Agreement as "Base Compensation."

   1.3 ANNUAL INCENTIVE. Beginning with the Company's current fiscal year and for each fiscal year thereafter during the term of this Agreement, the Executive shall be eligible to receive additional cash compensation under the Company's annual incentive plan (the "Annual Incentive Bonus") based upon specific financial and/or other targets approved by the compensation committee of the Board. The Annual Incentive payable hereunder shall be payable in accordance with the Company's normal practices and policies.

   1.4 EXECUTIVE BENEFITS. The Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the sole determination of the Board or any committee administering such plan or program.

   1.5 EMPLOYMENT RELATIONSHIP. Except as provided in Section 1.6 and 4.1(b) , the Executive's employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party at any time and for any reason. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than (i) payment of amounts earned or accrued as of the date of termination of employment, (ii) as provided by this Agreement or required by law, or (iii) as may otherwise be available in accordance with the Company's established employee plans and policies (including any deferred compensation plans) at the time of termination.

   1.6 TERMINATION NOTICE. The Company may not Terminate (as defined below in
Section 5) the Executive unless (a) it does so for Cause (as defined below in
Section 5) or (b) the Company has delivered to the Executive a written notice of such Termination (the "Termination Notice") at least twelve (12) months in advance of the effective date thereof. The duties of the Executive, if any, during the period from the date of delivery of a Termination Notice until the termination of his employment shall be as determined by the Board of Directors.

2. TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR CHANGE IN STATUS -- SEVERANCE BENEFITS.

   2.1 SALARY. Except as provided in Section 3, during the period ("Severance Period") from (a) the earlier of (i) the date of delivery by the Company of a Termination Notice or (ii) the date of a Change in Status (as defined below in Section 5 of the Executive until (b) the earlier of (i) the date twelve months after such event, or (ii) the date the Executive commences substantially full-time employment with another company or organization the Company shall pay to the Executive in equal monthly installments a salary (the "Severance Period Salary") that is equal, on an annualized basis, to the aggregate of (1) the highest annual salary in effect with respect to the Executive during the twelve-month period immediately preceding the date of the Termination Notice, and (2) the Executive's current targeted Annual Incentive Bonus (provided that if no Annual Incentive Bonus is then in effect with regard to the Executive, then the highest Annual Incentive Bonus or other aggregate bonus(es) actually paid to the Executive in any of the three preceding fiscal years of the Company).

   2.2  STOCK OPTIONS AND BENEFITS.

         (a) During the Severance Period all Options and Restricted Stock Awards held by the Executive under the Company's Stock Option Plans (as defined below in Section 5) shall continue to vest, and the Executive shall continue to be provided with Company's employee medical insurance as is in effect during such Period. Following the Severance Period, the Executive shall be entitled to receive extended medical coverage at the group rate under COBRA by paying the applicable premium until he secures comparable coverage from another source or for eighteen months, whichever is less.

         (b) During the Severance Period, the Executive (i) shall be covered under the Company's long term disability and life insurance coverage only to the extent otherwise allowed under the terms of such coverage (ii) shall not be entitled to participate in the Company's 401(k) Plan and iii) shall not accrue any further vacation time.

   2.3 RELEASE. All payments due to the Executive under this Agreement shall be conditioned upon and are in consideration of (a) the execution by the Executive of a full Release in a form reasonably prescribed by the Company ("Release"), releasing the Company and its officers, directors, employees and advisors from any and all liability to and including the date of the Termination Notice or Change in Status, save only for claims for breach of this Agreement and (b) the Executive not committing any act of Misconduct (as defined below in Section 5) during the Severance Period.

3. TERMINATION FOR CAUSE, DEATH OR DISABILITY OR VOLUNTARY RESIGNATION.

If the Executive voluntarily resigns from the Company (other than following a Change in Status), or if the Company terminates the Executive's employment for Cause or because of the Executive's Death or

Disability, then the Executive shall not be entitled to receive severance or other benefits except for (a) payment of amounts earned or accrued as of the date of termination of employment, (b) as required by law, or (c) those (if any) as may then be established under the Company's then existing severance and benefits plans and policies (including any deferred compensation plans)at the time of such resignation or termination.

4.  CHANGE OF CONTROL.

   4.1  SEVERANCE PAYMENTS; BENEFITS.

         (a) If the Company Terminates the Executive other than for Cause either in anticipation of or as required to accomplish a Change of Control or within twenty-four months after a Change of Control, the Executive shall be entitled to receive a severance payment equal to the sum of (i) two times the Executive's Base Compensation for the Company's fiscal year then in effect or if greater, two times the Executive's Base Compensation for the Company's fiscal year immediately preceding the year in which the Termination occurs, plus (ii) two times the Executive's Annual Target Incentive for the fiscal year then in effect (or, if no Target Incentive is in effect for such year, then the highest Annual Incentive Bonus or other aggregate bonus(es) actually paid to the Executive in any of the three (3) preceding fiscal years); provided, however, that a signed Release must be received by the Company from the Executive prior to and as a condition of receiving a severance payment. Any severance payments to which the Executive is entitled pursuant to this Section 4.1 shall be paid to the Executive (or to the Executive's estate or beneficiary in the event of the Executive's death) in a lump sum within fifteen (15) days of the Executive's Termination Date. The payments provided by this section shall be in lieu of any payments to which the Executive would otherwise be entitled under Section 2.1.

         (b) Notwithstanding anything in the previous paragraph or elsewhere in this Agreement, if the Company Terminates the Executive other than for Cause either in anticipation of or as required to accomplish a Change of Control or within twenty-four months after a Change of Control, the Company shall provide the Executive with notice of such Termination, and the Termination shall not be effective until the end of the Notice Period. The Notice Period shall extend until the later of (A) sixty days after the expiration of any period that the Executive must hold shares in the Company in order (i) to avoid liability under
Section 16(b) of the Securities Exchange Act of 1934, as amended or (ii) to comply, at the Company's reasonable request or the Executive's reasonable initiative, with any other legal or accounting regulations or requirements, or
(B) six months. Provided, however, that in calculating the payments to be made to the Executive pursuant to Section 4.1(a) above, any compensation paid to the Executive with respect to his employment during the Notice Period shall be deducted from the payments due under Section 4.1(a).

         (c) Following a Termination described in Section 4.1(a) or 4.1(b), the Executive shall be entitled to health and welfare benefits and coverage only to the extent that such benefits or coverage are available to employees after they cease to be employees of the Company. For example, but not by way of limitation, the Executive shall be entitle to receive extended medical coverage at the group rate under COBRA by paying the applicable premium until he secures comparable coverage from anther source or for eighteen months, whichever is less.

   4.2 OPTION ACCELERATION. Effective upon a Change in Control (as defined below in Section 5) of the Company, all Options and Restricted Stock Awards granted to the Executive and then outstanding under any Stock Option Plan (as defined below in Section 5) of the Company shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options; and the Company and the Executive hereby agree that such Option agreements and Restricted Stock Awards are hereby and will be deemed amended to give effect to this provision.

   4.3  TAXES.

         (a) The Company shall, within 30 days after each date on which the Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined below) relating to a Change of Control, determine and notify the Executive (with reasonable detail regarding the basis for its determination) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change of Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the "Excise Tax") payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of Gross-Up Payment (as defined below) due to the Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the "Executive Response") stating either (A) that he agrees with the Company's determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company's initial determination shall be final. If the Company and the Executive cannot agree on the proper determination of the foregoing characterizations, amounts or payments, then the parties shall submit the matter to binding arbitration to be heard by a single arbitrator, who shall be a Certified Public Accountant and who shall be agreeable to both parties. Within 90 days after the due date of each Contingent Compensation Payment to the Executive, the Company shall pay to the Executive, in cash, the Gross-Up Payment with respect to such Contingent Compensation Payment, in the amount determined pursuant to this Section 4.3(a).

         (b) For purposes of this Section 4.3, the following terms shall have the following respective meanings:

                  (i) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or supplied (under this Agreement or otherwise) to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change of Control of the Company.

                  (ii) "Gross-Up Payment" shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

   4.4 EXERCISE OF STOCK OPTIONS; PAYMENT OF REQUIRED TAXES. Following a Change of Control, the Executive may take any or all of the following actions; Provided, however, that the Executive shall not take any such action if the Company reasonably requests that he not do so, in order for the company to comply with or receive favorable treatment under legal or accounting requirements:

         (a) pay any portion of the exercise price of any Options and/or satisfy any tax withholding with respect to either the exercise of Options or the vesting of Restricted Stock Awards by:

                  (i) delivering to the Company outstanding shares of common stock of the Company, valued at the closing price of a share of such stock on the last trading day preceding the date of delivery (the "Market Price") and/or

                  (ii) authorizing the Company to withhold from issuance pursuant to the exercise of any such Option or vesting of Restricted Stock a number of shares of common stock otherwise issuable that, when multiplied by the Market Price of the common stock, is equal to the aggregate exercise price being paid and/or tax being withheld (and such withheld shares shall no longer be issuable under the applicable Option or Restricted Stock Award); and

         (b) require the Company to extend to the Executive a loan to cover the exercise price of any or all of his Options, in which case the Company shall receive 1) a security interest in the shares issued upon exercise of such Options and 2) full recourse to the maker, to secure payment of such loan. The loan shall bear interest at an agreed-upon market rate, and shall be due and payable in full no later than thirty days after the latest date that the Executive must hold such shares in order (i) to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or
(ii) to comply, at the Company's reasonable request, with any other legal or accounting regulations or requirements.

5.  DEFINITION OF TERMS.

   5.1 TERMINATE/TERMINATION. "Terminate," "Terminates," and "Termination" shall mean either (a) the termination of the Executive's employment with the Company or (b) a Change in Status of the Executive, as defined below.

   5.2 CHANGE IN STATUS. A "Change in Status" of the Executive shall mean the occurrence, without the Executive's written consent, of any of the following circumstances (unless such circumstances constitute an isolated, insubstantial and inadvertent action not taken in bad faith and are promptly and fully remedied by the Company after receipt of notice thereof by the Executive): (a) any diminution or change in a manner adverse to the Executive of (i) his title, office or position with the Company, (ii) his salary, bonus, or other benefits, or (iii) his duties, responsibilities or employment condition, (b) any breach of this Agreement, including without limitation the failure by the Company to pay to the Executive any portion of his compensation, (c) the Company's requiring the Executive to be based at any office or location more than 35 miles from the company's current main office or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately before the date of this Agreement, or (d) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

   5.3 CAUSE. "Cause" shall mean (a) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (b) conviction of a felony that is injurious to the Company, (c) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, and
(d) continued violations by the Executive of the Executive's obligations under
Section 1 of this Agreement that are demonstrably willful and deliberate on the Executive's part (and not resulting from any condition that constitutes, or with the passage of time would constitute, a Disability (as defined below)) after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company's belief that the Executive has not substantially performed his duties, in each case as determined by the Company's Board of Directors.

5.4 CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events:

         (a) Any transaction or series of transactions, as a result of which any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations thereunder) (other than (i) the Company, (ii) a person that directly or indirectly controls the Company on the date of this Agreement, (iii) a person that is controlled by or is under common control with the Company or (iv) any one or more employee benefit plans or related trusts established for the benefit of the employees of the Company or any affiliate of the Company) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

         (b) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

         (c) A merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of an agreement for the sale or disposition by the Company of all or substantially all the company's assets.

   5.5 DISABILITY. "Disability" shall mean that the Executive has been unable to substantially perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Nothing contained herein shall preclude the Company from appointing or employing any other person to carry out the duties and responsibilities of the Executive, nor shall any such appointment or employment give rise to a Change of Status, in the event of the occurrence of a physical or mental illness or injury likely in the reasonable judgement of the Company to result eventually in a determination of Disability.

   5.6 STOCK OPTION PLAN. A "Stock Option Plan" of the Company shall mean any stock option or equity compensation plan of the Company in effect at any time, including without limitation the VideoServer Inc. Amended and Restated 1991 Stock Incentive Plan. The terms "Option" and "Restricted Stock Award" shall have the meanings ascribed to them in any such Stock Option Plan.

   5.7 MISCONDUCT. "Misconduct" shall mean material conduct on the part of the Executive that is inimical, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Executive's employment for which criminal or civil penalties against the Executive may be sought, (ii) willful violation of the Company's written policies, (iii) unauthorized disclosure of confidential information or trade secrets of the Company, (iv) engaging (directly or indirectly) in any business activity that is directly competitive with the Company's business as of the date the Executive's employment terminated; or (v) disparagement, defamation or slander of the Company.

6.  SUCCESSORS.

   6.1 COMPANY'S SUCCESSORS. The Company shall cause any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets to assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any such successor.

   6.2 EXECUTIVE'S SUCCESSORS. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

7.  NOTICE.

   7.1 GENERAL. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or two business days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

   7.2 NOTICE OF TERMINATION OR CHANGE IN STATUS. Any Termination by the Company or any claim by the Executive of a Change in Status shall be communicated by a notice to the other party hereto given in accordance with Section 7.1 of this Agreement. Such notice shall indicate the specific provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination or Change of Status under the provision so indicated, and shall specify the Date on which the Executive shall be Terminated or on which the Change of Status occurred. The failure by either party to include in the notice any fact or circumstance which contributes to a showing of Cause or Change in Status shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing its rights hereunder.

8.  MISCELLANEOUS PROVISIONS.

         8.1 INDEMNIFICATION. Notwithstanding any change in the Company's certificate of incorporation or bylaws, the Company shall indemnify the Executive and hold him harmless, at a minimum in accordance with the provisions in effect as of the date of this Agreement in the Company's certificate of incorporation and bylaws, against any losses, claims, damages, liabilities, costs, expenses (including advancing from time to time his attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation ), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation , whether civil, criminal or administrative, in which the Executive is, or is threatened to be, made a party by reason of being or having been a director or office of the Company or serving or having served at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer employee or agent.

         8.2 NO DUTY TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source, other than as provided specifically in Section 2.1.

         8.3 WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         8.4 WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. The foregoing notwithstanding, this Agreement is unrelated to, and shall have no effect upon any deferred compensation agreement or program in effect regarding the Executive.

         8.5 CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to its conflicts of laws principles.

         8.6 SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         8.7 NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 8.7 shall be void.

         8.8 EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

         8.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

 IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.



VideoServer, Inc.                                   Khoa D. Nguyen

By Stephen J. Nill                                  Khoa D. Nguyen
   ----------------------------                     ----------------------------
Title Vice President and CFO